Exhibit 10.2

LOTUS HOLDING LTD.

- and -

GBS Enterprises Incorporated

PURCHASE AGREEMENT

respecting

SD Holdings Ltd.

TABLE OF CONTENTS

	INTERPRETATION	1
	1.1 Defined Terms	1
	1.2 Schedules	4
	1.3 Currency	4
	1.4 Payments	4
	1.5 Choice of Law and Attornment	4
	1.6 Interpretation Not Affected by Headings or Party Drafting	4
	1.7 Number and Gender	5
	1.8 Time of Essence	5
2	PURCHASE OF, SEPARATION OF AND REPURCHASE OF ASSETS	5
	2.1 Purchased Assets	5
	2.2 Excluded Assets	6
	2.3 Additional Purchased Assets	6
	In addition to the assets described above, Purchaser acquires all receivables from Seller to SD Holdings as of the day of Closing	6
	2.4 Assumed Liabilities	6
	2.5 Retained Liabilities and Indemnity	7
	2.6 Separation of Assets by Purchaser	7
	2.7 Repurchase of Assets by Seller	8
3	PURCHASE AND REPURCHASE PRICE AND PAYMENT	8
	3.1 Purchase Price	8
	3.2 Payment of Purchase Price	8
	3.3 Prepaid Expenses and Adjustments	8
	3.4 Repurchase Price	8
	3.5 Repurchase Price Payment	9
4	CONDITIONS PRECEDENT	9
5	TRANSACTION STRUCTURE	9
6	REPRESENTATIONS AND WARRANTIES	10
	6.1 Representations and Warranties	10
	6.2 Disclaimer Respecting Seller's Representations and Warranties	13
	6.3 Representations and Warranties by the Purchaser	13
	6.4 Survival of Warranties by the Purchaser	14
	6.5 Survival of Warranties by Purchaser	14
7	COVENANTS AND ADDITIONAL TERMS	15
	7.1 Confidential Information	15
	7.2 Interim Period	15
	7.3 Covenants by the Purchaser	17
	7.4 Covenants by the Seller	17
	7.5 Announcements	17
	7.6 Survival of Covenants	18
8	CONDITIONS AND TERMINATION OF AGREEMENT	18
	8.1 Conditions to the Obligations of the Seller and the Purchaser	18

	8.2 Waiver or Termination by Purchaser	18
9	CLOSING	19
	9.1 Closi ng Arrangements	19
10	INDEMNIFICATION	19
	10.1 Indemnity by the Seller	19
11	GENERAL CONTRACT TERMS	19
	11.1 Further Assurances	19
	11.2 Remedies Cumulative	19
	11.3 Notices	20
	11.4 Expenses of Parties	20
	11.5 Assignment	20
	11.6 Successors and Assigns	20
	11.7 Entire Agreement	21
	11.8 Waiver	21
	11.9 Amendments	21
	11.10 Counterparts	21
	11.11 Fax and E-Mail Execution	21

PURCHASE AGREEMENT

Made as of the 2nd day of April, 2012

Between

GBS ENTERPRISES INC.

a corporation incorporated under the laws of Nevada, USA

(the "Seller")

OF THE FIRST PART

 and

Lotus Holding Ltd,

a corporation incorporated under the laws of Gibraltar

 (the "Purchaser" ),

OF THE SECOND PART

 witnesses that,

WHEREAS:

The Seller restructures his Indian operations; and therefore the Seller wishes to sell and the Purchaser to x`xpurchase the certain assets on or before the Closing Day, but not prior to the fulfillment of all Conditions Precedent, effective as of the "Effective Day", as descri bed herein.

THEREFORE:

In consideration of the premises and the mutual agreements and covenants herein contained, the parties hereto hereby covenant and agree as follows:

1           INTERPRETATION

1.1	Defined Terms.

(a)           In this agreement and in the schedules hereto, unless there is something in the subject matter or context inconsistent therewith. the following ng terms and expressions will have the following meanings:

(1)	"Assumed Contracts" means the Customer Contracts, Other Contracts, the Licensed IP Agreements for the Business;

(2)	"Assumed Employees" means the employees of the Business;

(3)	"Assumed Liabilities" means the liabilities of the Purchaser which are to be assumed by the Seller pursuant to section 2.3 hereof;

(4)	"Business" means the business carried on by the SO Holdings division of the Purchaser which comprises the development, marketing, distribution and licensing of the non-IBM Lotus Notes/Domino business and any related consu lting and train i ng, in particular but not limited to the Intelli View and NXT prod uct;

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(5)	"Business Restructuring"" means the separation of any data, documentation, website, domain, or any other related information to the FewClix products, t he lntelliPrint product line, the related employees, receivables, t he lease for the Synaptris Decision Ptv Ltd premises in Chennai, all related business and all related assets from the Business; .

(6)	" Business Day" means any day other than a day which i s a Saturday, a Sunday or a public holiday in the Ci t y of New York, NY;

(7)	" Business Records" means the books, records, fi les and documents relating to the operation of the Business and the ownership of the other assets transferred hereunder, including without limitation, sales and purchase records, lists of suppliers, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and infom1ation, financial or otherwise, in any format and med ia whatsoever related thereto; but specifically excluding therefrom the corporate and financial records of the Purchaser and those records related to any assets not transferred hereunder.

(8)	" Closing" means the compl etion of the purchase, repurchase and sale transactions as provided by this agreement;

(9)	"Closing Day" means August I, 2012, or such other date as the Seller and Purchaser, directly or by their legal counsel, agree in writing;

(I0)	"Closing Time" means the time at which the parties through their legal counsel agree to attend to the Closing;

(11)	"Condition" of the Business means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs or financial position of the Business as of April 2nd , 201 2;

(12)	"Conditions Precedent" means the Closing will not occur prior to the completion of the events described in Section 4 hereof;;

(13)	"Effective Day" means April 151 , 2012;

(14)	"Encumbrances" means mortgages, charges, pledges, security interests, Iiens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(15)	"GBS India" means the brand name for the new entity to be created as a wholly owned subsidiary to Seller by Purchaser.

(16)	"interim Period" is the time from execution of this agreement until the Closing Ti me.

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(17)	"Payment" means any wire transfers from the Purchaser, or from an affiliated party to the Purchaser, to the Seller, or to an affiliated party to the Seller;

(18)	"Person" means and includes any individual, corporation. partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(19)	"Prepaid Expenses" means prepaid contracts and rights relating exclusively to the Business, including and not limited to rent and deposits for ut ilities, and employee advances.

(20)	"Premises" means the leased office premises at Bishop Waller Ave., Malipore, Chennai, where the Seller wil l continue to canyon the Business of GBS India;

(21)	"Purchase Price" means the amount payable by the Purchaser to the Seller for all of the Purchased Assets, as provided in section 3.1 hereof;

(22)	"Purchased Assets" means all assets of SD Holdings; the undertaking and assets of the Business which are to be sold by the Purchaser to the Seller pursuant to section 2.1 hereof;

(23)	"Repurchased Assets" means the IntelliPrint and FewClix computer software application for Lotus Notes and any other computer software based on the IntelliPrint product, including al l past and current versions and all versions in development, and including all source code, program code and documentation in any format related thereto, and all patent rights, copyrights, and other proprietary rights therein.

(24)	"Repurchase Price" means the amount payable by the Seller to the Purchaser for all of the Repurchased Assets, as provided in section 3.6 hereof;

(25)	"Separated Assets" means all assets separated by the Purchaser for repurchase by the Selkr, as provided in section 2.5 hereof;

(26)	"Warranty Claim" means a cl aim made by either the Seller or the Purchaser based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by the other patty contained in this agreement or contained in any document or certificate given in order to cany out the transactions contemplated hereby; and

(27)	"Work-in-progress" means the work-in-progress of the Business.

(b)           Any reference herein to "the best of the knowledge" of the Purchaser will mean the actual knowledge of the Purchaser's representative, Ronald R. Durban, a director of the Purchaser, and the knowledge which he would have had if he had conducted a diligent inquiry into the relevant subject matter.

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1.2	Schedules

The schedules which are attached to this agreement are incorporated into this agreement by reference and are deemed to be part hereof.

1.3	Currency

Unless otherwise stated, all dollar amounts referred to in t his agreement are in United States dollars.

1.4	Payments.

All payments shall be made by bank wire transfer in immediately available fw1ds.

1.5	Choice of Law and Attornment.

Each Party irrevocably y submits to the exclusive jurisdiction of (i) the state courts of the State of New York, NY, USA and (ii) the United States District Court for the District of Manhattan for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each Party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of thi s Agreement or the transactions contemplated hereby in (A) the state court of the State of New York, NY, USA, or (B) the United States District Court for the District uf Manhattan, and hereby further irrevocably and unconditionally wai ves and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process ou t of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth i n this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 1.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 1.5 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 1 .5. The Parties agree that a final j udgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

1.6	Interpretation Not Affected by Headings or Party Drafting

The di vision of this agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference onl y and shall not affect the construction or interpretation of this agreement. The terms "this agreement" , "hereof', " herein" , "hereunder" and similar expressions refer to this agreement and t he schedules hereto and not to any particular at1icle, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and i ts legal counsel have reviewed and participated i n settling the terms of this agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against tht: drafting party shall not be applicable in the interpretation of this agreement.

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1.7	Number and Gender

In this agreement, unless there is something in the subject matter or context inconsistent therewith words in the singular number include the plural and words in the plural include the singular; and words importing the use of any gender shall include all genders; and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8	Time of Essence

Time shall be of the essence hereof.

2	PURCHASE OF, SEPARATION OF AND REPURCHASE OF ASSETS

2.1	Purchased Assets

On and subject to the terms contained herein, the Purchaser hereby agrees to sell and the Seller hereby agrees to purchase from the Purchaser, the Purchased Assets of the Business as a goi ng concern, at the "Effective Day" comprising the following:

(1)	all assets of SD Holdings, including all liabilities, all subsidiaries, all IP rights to products, if owned by SD Holdings or any subsidiary, comprising but not limited to all copyright and all associated all related code, specifications, documentation, revisions, enhancements and modifications thereto, in whatever form and media;

(2)	all of the trademarks owned by SD Holdings or its subsidiaries;

(3)	the benefit of Customer Contracts, subject to assumption of the obligation of performance thereunder by the Seller;

(4)	the benefit of the Other Contracts, subject to assumption of the obligation of performance thereunder by the Seller;

(5)	the benefit of Licensed IP Agreements, subject to assumption of the obligation of performance thereund er by the Seller;

(6)	the Work-in-progress;

(7)	all inventory of consumable supplies of the Business as of the Closing Time;

(8)	the benefit of the Prepaid Expenses;

(9)	the Equipment;

(10)	the lease of the Premises;

(11)	the Business Records;

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(12)	all marketing and advertising materials relating to the Business, in any format and media whatsoever, and the right, title and interest of the Purchaser in the content thereof;

(13)	the telephone numbers of the Business

(14)	the internet domain names listed on Schedule 6 attached hereto; and all web sites utilizing such domain names, including the right of the Purchaser in all programs and source code utilized therein, subject to all licenses of content therein.

2.2	Excluded Assets

Specifically excluded from the Purchased Assets are:

(1)	None

2.3	Additional Purchased Assets

In addition to the assets described above, Purchaser acquires all receivables from Seller to so Holdings as of the day of Closing.

2.4	Assumed Liabilities

(a)           The Purchaser shall assume and will pay, perform, discharge and satisfy the following liabilities of the Purchaser relating to the Business (the "Assumed Liabilities"):

(1)	all li a bili ties and obligations of the Seller accruing on and after the Closing Date for future performance under the Assumed Contracts;

(2)	commissions due to the employees of the Business in the normal course with respect to orders received and not invoiced by the Closing Date, and commissions due to the employees for invoices for maintenance invoiced prior to closing with a maintenance term beginning on or after October 1, 2011 ; and

(3)	any other liability or obligation provided elsewhere in this agreement to be assumed or performed by the Seller.

(b)           Without ex panding on the specifici ty of the foregoing, Assumed Liabilities shall not include:

(1)	any liabilities in respect of all indebtedness of the Purchaser to all persons except as otherwise specificall y provided in this agreement;

(2)	any liabili ty claims relating to any product or service of the Business produced, sold, performed or delivered prior to the Closing Date;

(3)	any liabilities for all taxes, duties. levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by the Purchaser to any federal, provincial, municipal or other government or governmental agency, authority, board, bureau or commission; domestic or foreign;

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(4)	liabilities for employment compensation and reim bu rsement of expenses as provided by su bsection 7.5;

2.5	Retained Liabilities and Indemnity

  The Purchaser will not assume and will not be liable for, and the Seller will indemnify the Purchaser from and against, all obligations, comm i tments and liabi lities of and claims against the Purchaser (whether absolute, accrued or contingent) relating to the Business prior to the Closing Date, except for the Assumed Liabilities.

2.6	Separation of Assets by Purchaser

  On and subject to the terms contained herein, the Purchaser hereby agrees to separate and sell and the Seller hereby agrees to purchase from the Purchaser, the Separated Assets of the Business as a going concern, at the "Closing Day'· comprising the following:

(1)	all assets of IntelliPRINT and FewCl ix product lines, including all liabilities, all subsidiaries, all IP rights to products, if owned by SO Holdi ngs or any subsidiary, comprising but not limited to all copyright and all associated all related code, specifications, documentation, revisions, enhancements and modifications thereto, in whatever f01m and media;

(2)	al l of the trademarks to the IntelliPRINT and FewCi ix product lines owned by SO Hold ings or its su bsidiaries;

(3)	the benefit of all rel ated Customer Contracts,;

(4)	the benefit of the related Other Contracts,;

(5)	the benefit of related Licensed IP Agreements;

(6)	the related Work-in-progress;

(7)	all inventory of consumable supplies of the related Business as of the Closing Time;

(8)	t he benefit of the related Prepaid Expenses;

(9)	the related Equipment;

(10)	the lease ofthe Premises at Bishop Waller Ave, Malipore, Chennai;

(11)	the related Business Records;

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(12)	all marketing and advertising materials relating to the Business, in any format and media whatsoever, and the right, title and interest of the Purchaser in the content thereof;

(13)	the telephone numbers of the Business:

(14)	the internet domain names listed on Schedule 6 attached hereto; and al l web sites utilizing such domain names, including the right of the Purchaser in all programs and source code utilized therein, subject to all licenses of content therein.

(15)	all rights and liabilities to the related employee contracts.

The Purchaser will provide the Seller with support to create a new entity in India, registered as GBS I ndia Pri vate Limited at the address of the current Indian operations and will transfer all Separated Assets prior to or upon payment of the Repurchase Price to this new entity.

2.7	Repurchase of Assets by Seller

  On and subject to the terms contained herein, the Purchaser hereby agrees to sell and the Seller hereby agrees to purchase from the Purchaser, the Separated Assets of the Business as described in section 2.5 as a going concern, at the "Closing Day".

3           PURCHASE AND REPURCHASE PRICE AND PAY MENT

3.1	Purchase Price

The Purchase Price payable by the Purchaser to the Seller for the Purchased Assets is $ L.877,232.48.

3.2	Payment of Purchase Price

(a)           On Closing, Purchaser shall pay to Seller a total amou nt of $1 ,877,232.48.

(b)           Purchaser has the right to su bstitute any portion of the payment for the Purchase Price in cash by transfer of receivables from selling, reselling or licensing of the Pu rchased Assets, provided however that this substitute payments exclude any rights or licenses to the Separated Assets; and Seller has the obligation to accept such substitute as payment.

3.3	Prepaid Expenses and Adjustments

Prepaid Expenses, employee costs, and all other matters provided in this agreement to be paid by the Purchaser or Seller, which are assumed or retained by the other, shall be adjusted and allowed between the Purchaser and Seller as of the Date of Closing, that day to be allocated to the Seller. Any additional adjustments as are determined within ninety (90) days of closing shall be readjusted after such period and paid by the benefiting party to the other party forthwith.

3.4	Repurchase Price

The Repurchase Price payable by the Seller to the Purchaser for the Separated Assets is $1,602,026.4 .

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3.5	Repurchase Price Payment

(a)           On Closing, Seller shall pay to Purchaser a total amount of $1,602,026.48.

(b)           30 days after the Closi ng Seller sha ll pay all outstand ing fees and expenses for the restructuring of SD Holdings Ltd. to Purchaser.

(c)           Seller has the right, and Purchaser will accept, any balancing of outstanding payments due to Seller by Purchaser as payment to the Repurchase Price.

4           CONDITIONS PRECEDENT

The Purchaser acknowledges that the Seller's main interest is the restruct uring of its Indian operations to simplify the corporate structure and offering it utilizes to carry on business in Ind ia, and such restructuring will require the fu lfill ment all of the Conditions Precedent to the Closi ng of this Agreement as described i n this section 4 herein, if not wai ved by the Seller in writing. Consequently, the parties agree:

(1)            Notwithstanding anythi ng herein contained, the obligation of the Sell er and the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following cond iti ons at or prior to the Closing Time:

(i)	The formation of GBS Ind ia Private Limited is completed and the final transfer of all shares of GBS India Ptv Ltd wil l be at Closing.
(ii)	All assets to the IntelliPrin t or FewClix business/product lines are repurchased by the Seller or by an affi liate to the Seller, or will be at Closi ng.
(iii)	All employees for the lntelliPr int and FewClix product lines, as well as for all GBS related QA activities are transferred to GBS India Ptv Ltd.
(iv)	All employees for the Transformer business line and the GroupLi ve business line are transferred to GBS India Ptv. Ltd.
(v)	The management of GBS India is in place and contracted for a period of 24 months

(2)            All transfer documents regard i ng the Seller or its affiliates are completed and executed on the Closing Day. All outstanding payments between the Parties, except for the fees and expenses for the restructuring service, will be paid or balanced at the Closing.

(3)            The Purchasers expenses as described in section 11.4 are approved and accepted by the Seller.

5           TRANSACTION STR UCTURE

The Purchaser acknowledges that the Seller proposes to review the tax and business implications of the corporate structure it utilizes to carry on business in India, and such may result in a requirement to restructure this transaction. Consequently, the parties agree:

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(a)           Prior to the Closing, Seller has the right and the obligation in its capaci ty as a representative of the SD Holdings board of directors and its sole shareholder position of SD Holdings during the interim period.to execute independent, separate contracts wi th third parties to achieve the primary goal of this agreement. Purchaser agrees to comply in full to these contracts, if an y, as the future owner of SD Holdings Ltd. Seller guarantees that Purchaser wil l not be burden with unknown cost or fees in any of these contracts, if any, or that these contracts, if any, will be i n conflict with the pri mary goal of this agreement.

(b)           Seller shall have the right to assign this agreement to a corporation or other entity wholly owned by or independent f rom the Seller. Notwithstanding such assignment, the Seller shall remain liable for all obligations of contracts signed under section 5 (a) and all obligations under this agreement, including and not limited to t he obligations to pay t he Repurchase Price.

(c)           Purchaser will have the right to assign this agreement to a corporation or other entity not owned, controlled or affiliated with the Purchaser; notwithstanding such assignment, the Purchaser shall remain liabl e for all obligations under this agreement.

(d)           Seller will consent to any other form of reorgani zation or transaction structure that is proposed by Purchaser provided such reorgan i zation is reasonable; it does not expose the Seller to any greater tax, business or financial risk than the transactions herein provided; the Seller bears a ll additional costs associated therewi th, including any additional professional charges to Purchaser;

(e)           Seller continues to be jointl y and severally liable for all obligations under this agreement; and Purchaser will receive a favorable opinion from its professional advisors on those matters.

6           REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Seller represents and warrants to the Purchaser as hereafter set forth, and acknowledges that the Seller is rel ying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the Repurchase of the Separated Assets completion of the other transactions hereunder:

(a)           Status. The Seller is a corporation d ul y incorporated and valid ly subsisting in all respects under the laws of its j urisd iction of incorporation. The Seller has all necessary corporate power to own i ts properties and to carry on i ts busi ness as it is now being conducted.

(b)           Corporate Authority and Binding Obligation. The Seller has good right, full corporate power and absolute authority to enter into this agreemen t and to sell, assign and transfer the Purchased Assets to the Seller in the manner contemplated herein and to perform all of the Seller's obligations under this agreement. The Sell er and its board of directors have taken all necessary or desirable actions, steps and corporate and other proceed ings to approve or authorize, validly and effectively, the entering in to, and the execution, delivery and performance of, this agreement and the sale and transfer of the Purchased Assets by the Seller to the Seller. This agreement is a legal, valid and bindin g obl igation of the Seller, enforceable against the Seller in accordance with i ts terms subject to (i) bankruptcy, insol vency, moratorium,reorganization and other laws relating to or affecting the enforcement of creditors' rights generall y, and (ii ) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

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(c)           No Other Purchase Agreements. No person has any agreement, option, understanding or comm itment, or any right or privilege (whether by law, preemptive or contractual) capa ble of becoming an agreement, option or commitment, for the purchase or other acquisition from the Seller of any of the Purchased Assets, or any rights or interest therein, other than in the ordinary course of the Business.

(d)           Contractual and Regulatory Approvals. Except as specified in Schedule 7 attached hereto, the Seller i s not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Seller in connection with the execution, delivery or performance by the Seller of th i s agreement or the completion of any of the transactions contemplated herein.

(e)           Compliance with Constating Documents, Agreements and Laws.The execution, deli very and performance of this agreement and each of the other agreements contemplated or referred to herein by the Seller, and the completion of the transactions contemplated hereby, wi l l not constit u te or n:sul t in a viol ation, breach or default, or cause the acceleration of any obligations which are included in the Asstm1ed Lia bilities, under:

(1)	any term or provision of any of the articles, by-laws or other constating documents of the Seller; or
(2)	subject to obtaining the contractual consents referred to in Schedule 7 hereof, the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Seller is a party or by which it is bound including, without limitation, any of the Assumed Contracts.

(a)           Title to Assets. Except as set forth on Schedule 8, the Seller is contracted to sell, or is entitled to, or is the owner of and has good and marketable title to all of the Purchased Assets, free of encumbrances, and no other person owns any assets which are being used in the Business; except such t itle in the case of leases and licenses being limited to the rights of lessee and licensee.

(b)           Customer Contracts and Other Contracts. To the best of the Seller's knowledge, the Seller is not in default or breach of any of its obligations under an y one or more of the Customer Contracts or Other Contracts, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. To the best of the Seller's knowledge, all such Customer Contracts and Other Contracts are now in good standing and in full force and effect without amendment thereto, the Seller is entitled to all benefits thereunder and the other parties to such Customer Contracts and Other Contracts are not in default or breach of any of their obligations thereunder. To the best of the Seller's knowledge, all agreements with customers of the Business are contained in the customer files to be delivered to the Sel ler on closi ng and there are no other agreements, contracts, commitments or waivers related thereto.

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(c)           Intellectual Property Rights. The Seller is contracted to sell, or is entitled to, or is the owner of the copyright and all other rights of ownershi p to SD Holdings, and no other person has any i nterest or rights therein, save as to user licenses granted to customers as provided under the description of Customer Contracts. There is no, and there has never been any, claim, action or proceed ing i n existence or th reatened by any person claiming any interest or title therei n or that the Seller is i nfringing the rights of any other person with respect to SD Holdings.

(d)           Licensed IP Agreements. Schedu le 4 sets out an accurate and complete l ist and descripti on of al l Licensed IP Agreements for intellectual property that is material to the Business. The Seller is not in default or breach of any of its obligations u nder any of the Licensed IP Agreements, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All such License Agreements are now in good stand ing and in full force and effect wi thout amendment thereto, the Seller is entitled to al l benefits thereunder and, to the best of the knowledge of the Seller, the other parties to such License Agreements are not in default or breach of any of their obligations thereunder. The Sell er is enti tled to assign all of its interest in the Licensed IP Agreements to the Seller, subject to obtaining any consents referred to in Sched ul e 7 or making arrangements satisfactory to the Seller in that regard.

(e)           Copies of Documents. On or before the end of the Due Diligence Period complete and cor rect copies (incl uding all amendments) of all material contracts, leases and other documents of the Busi ness in possession of the Seller have been del ivered or made available to the Sel l er.

(f)           Disclosure. No representation or warranty contained in this section 6.1, and no statement contai ned in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contai ns or will contain any untnte statement of a material fact, or to the k nowledge of the Seller omi ts or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(g)           Conduct of Business. As of the Time of Closing, d uring the Interim Period, except as contemplated by this agreement or wi th the prior written consent of the Seller:

(1)	Seller shall have operated the Business onl y in the ordinary course thereof, consistent with past practices;
(2)	Seller shall have prom ptly advised the Seller of any facts that have come to Seller's attention which would cause any of the Seller's representations and warranties herein contained to be untrue i n any material respect;
(3)	Seller shall have carried out its obligations under section 7.2

(h)           Employees. There is no pension, benefit, profit sharing or other simi lar plan respecting the Assumed Employees that will be bindi ng or the Seller. There is no collective bargaining agreement, either directly or by operation of law, with any trade union or association which might qualify as a trade union.

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(i)	Lease of Premises.
(1)	The Premises is the only real property utilized in the Business;
(2)	The lease of the Premises and related documents attached hereto as Schedule 9 comprises the full and complete lease thereof and it is in full force and effect and unamended.
(3)	All rental and other pay ments required to be paid by the Seller as tenant have been duly paid to date. Nu party to the lease is in breach thereund er and there has been no notice of default of termination.

6.2	Disclaimer Respecting Seller's Representations and Warranties

The Seller acknowledges that it is purchasing the Purchased Assets pursuant to this agreement on an "as is, where is" basis and, except for the representations and warranties set out herein, the Seller does not make, nor is i t liable for, any representation, warranty or condition of any kind whatsoever, express or implied, or legal , equitable, conventional, collateral or otherwise, including, without limitation, any warranties or conditions or merchantability or fitness for a particular purpose. The Seller acknowledges that is familiar wi th the Business and has had the opportunity to conduct a full investigation of the Business. In purchasing the Purchased Assets and assuming the Assumed Liabilities pursuant to this agreement, the Seller acknowledges that it is rel ying entirel y on its own knowledge, i nvestigations and judgment. In conducting its investigation of the Business, the Purchased Assets and the Assumed Li abilities, and in considering the various factors relevant to such assets, rights and obligations, the Seller has not relied on the judgment or any representations or warranties of the Seller or those of its agents, employees, officers, directors, affiliates, advisors or other representatives, other than as set out in section 6.1 of this agreement.

6.3	Representations and Warranties by the Purchaser

The Purchaser represents and warrants to the Seller as fol lows, and acknowledges that the Seller is rel ying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:

(a)           Status. The Purchaser is a corporation dul y incorporated and validl y subsisting in all respects under the laws of its jurisd ict ion of i ncorporation.

(b)           Corporate Authority and Binding Obligation. The Purchaser has good right, full corporate power and absolute authority to enter into this agreement and to purchase the Purchased Assets from the Purchaser in the manner contemplated herein and to perform all of the Purchaser's obligations w1der this agreement. U pon waiver or fulfillment of the condition set forth in subsection 8.1(g) the Purchaser and its shareholders and board of directors shall have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, valid ly and effectively, the entering into of, and the execution, deli very and performance of, this agreement and the purchase of the Purchased Assets by the Purchaser from the Purchaser. This agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally and the fact that equitable remedies, including the remedies of specific perfonnance and injunction, may only be granted in the discretion of a court.

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(c)           Contractual and Regulatory Approvals. Subject only to and upon waiver or fulfillment of the condition set forth in subsection 8.1(e), the Purchaser is not under any obligation, contractual or otherwise to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this agreement or the completion of any of the transactions contemplated herein.

(d)           Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this agreement and each of the other agreements contemplated or refened to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(1)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser; or
(2)	the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound.

6.4	Survival of Warranties by the Purchaser

The representations and warranties made by the Purchaser and contained in this agreement, or contained in any document or cettificate given in order to carry out the transactions contemplated hereby, will survi ve the closi ng of the purchase of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser. No wananty claim may be made or brought by the Purchaser after the date which is twelve (12) months following the Closing Date; provided that any warranty claim which is based upon or relates to the title to the Purchased Assets or which is based upon intentional misrepresentation or fraud by the Purchaser may be made or brought by the Purchaser at any time.

6.5	Survival of Warranties by Purchaser

The representations and wananties made by the Purchaser and contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, provided that no warranty claim may be made or brought by the Purchaser after the date which is 12 months following the Closing Date.

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7           COVENANTS AND ADDITIONAL TERMS

7.1	Confidential Information

(a)           Until the Closing Parties shall to keep in strict confidence and not use for any purpose other than completing the transactions provided by this agreement any information supplied by or learned from Parties, and their respective advisors and agents, related to Patties or to the Business, including and not limited to the assets, liabilities, customers, employees, plans, products, techniques and finances of Parties. Excluded is any information in the public domain other than by breach of this or any other confidentiality agreement or obl igation of any person

(b)           Parties may disclose such i nformation as is relevant to lenders and equity partners to obtain necessary debt and equity financi ng, each of whom shall receive such information in confidence on and subject to the terms hereof. At the request of Parties, Parties wi ll supply Parties with a list of all such persons and organizations with con tact details and a brief summary of the information supplied.

(c)           The obligation of the Parties to keep confidential and not use any information does not apply to information which:

(i)	becomes generally available to the public other than as a result of a disclosure by the Parties or its representatives in violation of this agreemen t or any other confidentiality agreement or obligation of any person;
(ii)	was avai la ble to the Parties on a non-confidentia l basis before its disclosure by the Parties;
(iii)	becomes available to the Parties on a non-confidential basis from a source other than the Parties if such source is not bound by a confidentiality agreement wi th the Pa11ies

(d)           This confidential ity obli gation:

(i)	shal l continue following termination ofthis agreemen t in accordance with its terms;
(ii)	shall cease respecting the Business onl y as of the closing, and shall otherwise continue with respect to any matter other than the Business, such as other matters respecting Part ies; and
(iii)	is in addi tion to and not i n substitution for any other agreements respecting confidentiali ty.

7.2	Interim Period

Except as contemplated by this agreement or with the prior written consent of the Seller, duri ng the Interim Period the Purchaser will:

(a)           operate the Business only in the ordinary course thereof, consistent wi th past practices;

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(b)           take all commercially reasonable actions within their control to ensure that the representations and warranties in section 6.1 hereof remain true and correct at the time of Cl osing, with the same force and effect as if such representations and warranties were made at and as of the Closing Ti me, and to satisfy or cause to be satisfied the conditions in subsection 8.2(i) and subsection 8.2(1) hereof;

(c)           promptly advise the Seller of any facts that come to its attention which would cause any of the Purchaser's representations and warranties herein contained to be untrue in any respect;

(d)           take all action to preserve the Purchased Assets and the Business and its goodwi ll and relationships with customers, su ppl iers and others having deal ings with the Business, to keep avai lable the services of all employees of the Business and to maintain i n full force and effect all agreements relat ing to the Business to which the Purchaser is a party, and take all other action reasonably req uested by the Seller in order that the cond ition of the Business will not be impaired during the Interim Period;

(e)           promptly advise the Seller in wntmg of any material adverse change 111 the condition of the Business du ri ng the Interim Period;

(f)            maintai n all of the tangible properties and assets of the Business in the same condition as they now exist, ordinary wear and tear excepted;

(g)           maintain the Business Records in the ordinary course and record all transactions on a basis consistent wi th past practice;

(h)           not create, i ncur or assume any encumbrance upon any of the Purchased Assets;

(i)            not dispose of any of the Purchase Assets properties or assets of the Business except in the ordinary course of the Business;

U)           not terminate or waive any right of substantial value of the Business;

(k)           maintain the inventories of the Business in accordance with past practice;

(I)            keep in full force all of the current insurance policies of the Business;

(m)           take all actions within its control to ensure performance all of Purchaser's obligations falling due during the Interim Period under all agreements relating to the Business to which the Purchaser is a party or by which it is bound;

(n)           not enter into any agreement relating to the Business other than agreements made in the ordinary course of the Business consistent with past practice;

(o)           not increase, in any manner, the compensation or employee benefits of any of the employees of the Business, or pay or agree to pay to any of them any pension, severance or termination amount or other employee benefit not req uired by any of the employee benefit plans and programs referred to in the schedules attached hereto.

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(p)           And will separated the assets as described i n sect ion 2.5, restructure the SD Holdings operations and prepare the transfer of the separated assets to GBS India upon Closi ng.

7.3	Covenants by the Purchaser.

The Purchaser covenants to the Sel ler as follows:

(a)           Delivery of Repurchased Assets. At the Closi ng Time, the Purchaser will del iver to the Seller good and marketable title to and exclusi ve possession of the Repurchased Assets.

(b)           Removal of Copies of Software. Forthwith after Closing the Purchaser will remove all copies of any of the Products and any other information exclusive to the Business or compri si ng the Repurchased Assets stored or mai ntained on any com puter system under the control of the Purchaser and destroy or erase any copies contained on any removable media. The Purchaser shall not be required to erase or destroy any removable media that constitute backup or archives of other records the Purchaser wishes to retain, but shall take reasonable steps to identify such med ia and ensure that they are maintained as confidential and that the portion contai ni ng the copy of the Product and formation to be removed is not d isclosed, copied, released or delivered to any other person or used by any person. The Purchaser will del i ver a certificate of compliance and status of the foregoing under signature of a senior officer wi thin fourteen (14) days after Closing.

(c)           Further Assurance. After Closing, at req uest and expense of Seller, Purchaser will execute and deliver such further assurances, deeds, conveyances, bills of sale, assurances, transfers, assignment and any other documents, and take such actions, as Sel ler may reasonably request to confirm the sale and transfer of the Purchased Assets to the Seller and establish the right of the Seller as owner thereof and enti tled to al l benefit therefrom i n accordance with the tenor of this agreement.

7.4	Covenants by the Seller

The Seller covenants to the Purchaser that it will do or cause tube done the following:

(a)           Fulfillment of Conditions Precedent.

7.5	Announcements

No announcemen t with respect to this agreement will be made by any party hereto without the prior approval of the other party and the existence and the terms of this agreement will be kept confiden tial. The word ing and timing of all press releases and employee annou ncements will be mutually agreed upon. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosu re, provided that such party consults with the other parties before mak i ng any such announcement.

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7.6	Survival of Covenants

The covenants of the Seller and Purchaser herein will survive the Closi ng and shall contin ue in full force and effect for the benefit of the other.

8           CONDITIONS AND TERMINATION OF AGREEMENT

8.1	Conditions to the Obligations of the Seller and the Purchaser

Notwithstanding anything herein contained, the obligation of the Parties to complete the transactions provided for herein will be subject to the fu lfill ment of the followi ng conditions at or prior to the Closing Time, or such other ti me as is specified in such condition (the "Condition Date"). The Purchaser on the one part and the Seller on the other part, each covenant with the other to use its commercially reasonabl e best efforts to ensure that such conditions are fulfilled to the extent that such ful fillment is within the power of such party.

(a)           Accuracy of Representations and Wananties and Performance of Covenants.

 The representations and warranties of the Parties contained in this agreement or in any documents delivered in ord er to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Closing Time wi th the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this agreement or any such schedule or other document made pursuant hereto is given). Tn addition, the Parties shall have complied wi th a ll covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time.

(b)           No Restraining Proceedings. No order, decision or ruling of any comt, tri bunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opini on of counsel to the other Party, is likel y to resu lt in an order, decision or ruli ng, to disallow, enjoi n or prohi bi t the sale of the Purchased Assets contemplated hereby.

8.2	Waiver or Termination by Purchaser

(a)           Non-fu lfillment of Cond ition Termination Right. If any of the conditions for a Party's benefit are not fulfilled or complied with by the Condi tion Date and not waived by the Party on or by the Condition Date, the Party may notify the other Party within five (5) days of the Condition Date of the non-fu lfi llment and this agreement i s thereby terminated.

(b)           Effect of Termination. In the event of term i nation under this section, the Seller and Purchaser shall be rel eased from all obli gations, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused the fulfilled by such party and in which case the party shall not be released of liability related thereto.

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9           CLOSING

9.1	Closing Arrangements

The transactions contemplated herein shall be closed at the Closing Time at the offices of the Seller on or no later than five days after the fulfillment of all Conditions Precedent.

10           INDEMNIFICATION

10.1	Indemnity by the Seller

(a)           The Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any claims, demands, actions, causes of action, damage, loss, defici ency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

(1)	any non-performance or non-fulfillment of any covenant or agreement on the part of the Seller contained in this agreement or in any document gi ven in order to carry out the transactions contemplated hereby;

(2)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Seller contained in this agreement or conta ined in any document or cettificate gi ven in order to carry out the transactions contemplated hereby, and

(3)	all costs and expenses including, without limitation, legal fees on a su bstantial indemnity basis, incidental to or in respect of the foregoing.

The obligations of indem nification by the Seller pursuant to this section 10.1 will be subject to the limitations in this agreement with respect to the survival of the representations and warranties; and the procedures respecting i ndemni ty claims herein provided.

11           GENERAL CONTRACT TERMS

11.1	Further Assurances

Each of the Purchaser and the Seller hereby covenants and agrees that at any time and from time to time after the Closing Date it will, upon the req uest of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such fmther acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this agreement.

11.2	Remedies Cumulative

The rights and remedies of the parties under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for defau lt or breach of any term, covenant or condition of this agreement does not wai ve, al ter, affect or prejudice any other right or remedy to which such party may be lawfu ll y entitled for the same defaul t or breach.

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11.3	Notices

(a)           Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or del ivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(1)	delivered personally to an officer or director of such party;
(2)	delivered in a sealed envelope addressed to the party at the notice address as provided below;
(3)	sent by fax to the party to the attention of party addressed below, provided proof of receipt of transmission is obtained.

(b)           Notices shall be sent to the following addresses or telecopy numbers:

In the case of the Seller:

GBS Enterpri ses Incorporated

USA

Attention: Joerg Ott

Fax:  +1 (404) 474 7256

In the case of the Purchaser:

Lotus Holding Ltd. Don House

30-31 Main Street

Gibraltar

Attention:  Ronald R. Durban

or to such other address or fax number as a party may change by notice.

11.4	Expenses of Parties

Seller shall bear all expenses incurred in connection with this agreement including, without limitation, the charges for the restructuring services at a rate of $525.00/hour, the cost for the formation of GBS India, all related third party fees necessary to accomplish the purpose of this agreement. For any expenses exceeding a total amount of $75,000, the prior written consent from the Seller is mandatory for the Seller to bear the cost.

11.5	Assignment

Save as provided herein the rights of the Seller hereunder shall not be assignable without the written consent of the Purchaser.

11.6	Successors and Assigns

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respecti ve successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the pat1ies hereto and their respective successors and assigns, any rights, remedies, obligations or liabi I i ties under or by reason of this agreement.

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11.7	Entire Agreement

This agreement and the schedules referred to herein together with all ce11ificates, transfers, documents, agreements and instruments deli vered concurrently with this agreement constitute the entire agreement between the parties hereto and su persede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound or charged with an y oral or written agreements, representations, warranties, statements, promises, informati on, arrangements or understandings not specifically set forth in this agreement or in the schedules, certificates, transfers, documents agreement and instruments delivered concwTentl y with this agreement. The parties hereto fu rther acknowledge and agree that, in entering into this agreement and in delivering such sched ules, certificates, transfers, documents, agreements and instruments, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this agreement or in such schedules, certificates, transfers, documents, agreements or instruments.

11.8	Waiver

Any party hereto which is entitled to the benefits ofthis agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument dul y executed on behalf of such party.

11.9	Amendments

No modification or amendment to this agreement may be made unless agreed to by the parties hereto in writing by their authori zed officers.

11.10	Counterparts

This agreement may be executed in several counterpmts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one instrument.

11.11	Fax and E-Mail Execution

This agreement and any document executed in furtherance of it up to the Time of Closing may be executed and delivered by fax transmission provided a printed proof of transmission receipt i s obtained; or by scanned signature as a pdf file, which may be delivered by e-mail to the customary e-mail address of the recipient provided no notice of non-delivery is transmitted back. Each party so delivering a docw11ent shall provide an originall y si gned copy upon request forthwith thereafter.

(Signatures on next page)

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(Signature page of Purchase Agreement between Lotus Holding Ltd. as Purchaser and GBS Enterprises Incorporated as Seller)

In witness whereof the parties hereto have d ul y executed and delivered this agreement under hand of their duly authorized officers as of the day and year first written above.

Lotus Holding Ltd.

Per:	/s/ Ronald R. Durban
Name: Ronald R. Durban

GBS Enterprises Incorporated

Per:	/s/ Joerg Ott
Name: Joerg Ott
Title: CEO